Exhibit 99.1

December 21, 2018

PERSONAL AND CONFIDENTIAL

Dear Jim:

It is my pleasure to extend you the following offer of employment on behalf of Union Pacific Railroad Company (the “Company”).  This offer of employment is subject to the terms and conditions set forth in this offer letter.

The Company is pleased to offer you the position of Chief Operating Officer (and Chief Operating Officer of Union Pacific Corporation), commencing on January 14, 2019.  This is a full-time, exempt position. The employment offer for this position is attached as Exhibit A, subject to final approval by our Board of Directors (the “Board”).

By accepting this offer, you confirm that you are able to accept this job offer and that you are not a party to any agreement, promise or other understanding that would restrict, interfere or conflict with your employment with the Company or your duties or obligations to the Company including, but not limited to, any restrictions imposed by a current or former employer.  You further confirm that you will devote substantially all of your working time and efforts to the business and affairs of the Company and will not engage in any other employment (including self-employment) or outside business activities (including serving on outside boards or committees) without the prior written consent of the Board (which consent will not be unreasonably withheld).  As an employee of the Company, you will be required to observe and comply with all applicable Company rules and policies as adopted by the Company from time to time.

Your employment with the Company will be at-will, meaning that you or the Company may terminate the employment relationship at any time, with or without cause, and with or without notice.

This offer is contingent upon: (i) verification of your right to work in the United States; and (ii) your execution of the Company’s form of Restrictive Covenants Agreement separately provided to you.  By accepting this offer and execution of the Restrictive Covenants Agreement, you confirm that the terms of the Restrictive Covenants Agreement were disclosed to you, and you executed such agreement, prior to the start of your employment with the Company.

We are excited to have you join the team and look forward to your acceptance.  If you have any questions regarding this offer please contact me anytime.

Sincerely,

Beth Whited

Executive Vice President & Chief HR Officer

AGREED TO AND ACCEPTEDAGREED TO, APPROVED and ACCEPTED

as of December 21, 2018by the COMPANY on January 7, 2019

___________________________________________________________

James Vena  Beth Whited

Executive Vice President & Chief HR Officer

Enclosures

Exhibit A

Employment Offer

Chief Operating Officer (Level 4)

January 2019

Position:	Chief Operating Officer – Employment (Level 4)
Reporting To:	Chairman, President & CEO
Base Salary:	$600,000 per year, subject to annual review.
Annual Bonus:

Eligible for target bonus opportunity for 2019, payable February 2020.

Annual target bonus amount: $750,000 (pro-rated by months of service if employment begins after January)

Note: Formulaic bonus program dependent on Corporate, Railroad and Individual performance in accordance with Union Pacific’s 2019 Annual Incentive Plan.

Initial New Hire Equity Grant:

$4,000,000 grant date value comprised of 60% performance stock units* and 40% stock options, with two-year vest; prorated annually based on Operating Income and Operating Ratio

•

50% payable after year 1, subject to 2019 payout schedule

•

50% payable after year 2, subject to 2020 payout schedule

*Payment schedule based on the same targets utilized in the Annual Incentive Plan, 0-200%

This award will be reviewed for potential adjustment at the end of 2019.  An increase will be considered depending on performance against targets.

Relocation:	Full relocation benefits and an additional guarantee against loss on purchased home value of $200,000.
Benefits:

Participation in any Company employee plans and programs in which comparable executives participate, including but not limited to health coverage, thrift plan(s), relocation, as well as, four weeks vacation.

Executive Benefits:	Executive Physical Program, Group Personal Excess Liability Insurance ($10M), Voluntary Deferred Compensation Programs (Supplemental Thrift, bonus, stock).

Severance:

If your employment is terminated by the Company prior to the end of the equity grant vesting period, you will receive a cash payment equal to one year’s base salary as well as a pro-rated share of your initial equity award determined by the number of months worked versus the 24 month retention period, up to a maximum of $1.5 million in equity (grant value) in exchange for a release.

Material reduction in responsibilities:

Should the Company materially reduce/change the responsibilities of the position, you may choose to terminate employment with the Company and be eligible to retain the vested portion of the new hire equity grant.  Supervision of the CIO is excluded from consideration of a reduction in responsibilities as this position (CIO) only reports to the Chief Operating Officer as a matter of convenience.